EXHIBIT 99.1

Administrative Offices
1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp Declares Cash and Stock Dividend

BAKERSFIELD, CA – (Business Wire) – February 6, 2008 – San Joaquin Bancorp (OTCBB: SJQU):

San Joaquin Bancorp (the “Company”) today announced that its Board of Directors has declared a cash dividend to shareholders of $.30 per share. The Company also announced a 10% stock dividend. The dividends are payable to shareholders of record as of February 28, 2008 and will be paid on March 17, 2008.

Bart Hill, President, said, "We are pleased that the company has continued to perform well in an increasingly competitive environment. Because of our strong performance, we are able to provide shareholders with a stock dividend and increase our regular dividend by $.03 per share, up 11% from 2007."

The Company has paid annual cash dividends since 1999. The dividend has increased by approximately 10% each year.

San Joaquin Bancorp is the parent company of San Joaquin Bank, a state-chartered bank headquartered in Bakersfield, California.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about the Company for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our financial condition, results of operation, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control or ability to predict-- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and past results should not be considered an indication of our future performance. Some of these risk factors include, but are not limited to: certain credit, market, operational and liquidity risks associated with our business and operations; changes in business or economic conditions internationally, nationally or in California; changes in the interest rate environment; potential acts of terrorism and actions taken in response; fluctuations in asset prices including, but not limited to, stocks, bonds, commodities or other securities, and real estate; volatility of rate sensitive deposits and investments; concentrations of real estate collateral securing many of our loans; operational risks including data processing system failures and fraud; accounting estimates and judgments; compliance costs associated with the Company’s internal control structure and procedures for financial reporting; changes in the securities markets; and, inflationary factors. Further discussion of factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” and elsewhere in this quarterly report and in our most recent Annual Report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

Contact: Bart Hill President (661) 281-0300

Stephen M. Annis Executive Vice-President & CFO (661) 281-0360 www.sjbank.com